GINKGO BIOWORKS HOLDINGS, INC. 2021 INCENTIVE AWARD PLAN
STOCK OPTION GRANT NOTICE
Capitalized terms not specifically defined in this Stock Option Grant Notice (the “Grant Notice”) have the meanings given to them in the 2021 Incentive Award Plan (as amended from time to time, the “Plan”) of Ginkgo Bioworks Holdings, Inc. (the “Company”).
The Company has granted to the participant listed below (“Participant”) an option (the “Option”) to purchase up to the number of Shares set forth below in this Grant Notice, subject to the terms and conditions of this Grant Notice, and the Plan and the Stock Option Agreement attached as Exhibit A and the Stock Option Vesting Schedule attached as Exhibit B (together with Exhibit A, the “Agreement”), both of which are incorporated into this Grant Notice by reference.

Participant:	[_____]
Grant Date:	April 25, 2024
Exercise Price per Share:	$2.50
Shares Subject to the Option:	5,000,000
Final Expiration Date:	April 25, 2034
Vesting Schedule:	The Option will vest in accordance with Exhibit B hereto.
Type of Option:	Non-Qualified Stock Option

By Participant’s signature below, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement. If Participant does not click the “Accept” or “Reject” grant button on the Fidelity platform (or otherwise return an executed copy of this Grant Notice to the Company) by June 15, 2024 (unless a later date is determined by the Company), Participant will be deemed to have accepted this Option. Further, any exercise of the Option issued pursuant to this Grant Notice and Agreement shall constitute Participant’s acceptance of the Option and agreement with all terms and conditions of the Option, as set forth in the Plan, the Agreement and this Grant Notice.

GINKGO BIOWORKS HOLDINGS, INC.	PARTICIPANT

By:
Name:	[_____]
Title:

Exhibit A
STOCK OPTION AGREEMENT
Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.
ARTICLE I.
GENERAL
1.1 Grant of Option. The Company has granted to Participant the Option effective as of the grant date set forth in the Grant Notice (the “Grant Date”).
1.2 Incorporation of Terms of Plan. The Option is subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control. Shares issued pursuant to this Option will be issued as Class A Common Stock. Common Stock issued pursuant to this Option will be subject to the provisions of the Charter regarding the conversion of shares of Class B Common Stock to Class A Common Stock, and the Company may provide for the exchange of any Class A Common Stock issued pursuant to this Option for Class B Common Stock, on such terms and conditions as determined by the Company in its sole discretion.
ARTICLE II.
PERIOD OF EXERCISABILITY
2.1 Commencement of Exercisability. The Option will become eligible to vest and become exercisable according to the vesting schedule set forth in Exhibit B to the Grant Notice (the “Vesting Schedule”) except that any fraction of a Share as to which the Option would be vested or exercisable will be accumulated and will vest and become exercisable only when a whole Share has accumulated. Notwithstanding the foregoing, Participant may elect to early exercise all or a portion of the Option for shares of unvested Restricted Stock having the same vesting terms that apply to the Option, subject to execution of an Award Agreement in a form provided to Participant by the Company and on such procedures as may be established by the Company. Except as expressly set forth in Exhibit B to the Grant Notice, or as otherwise determined by the Administrator, the Option will immediately expire and be forfeited as to any portion that is not vested and exercisable as of Participant’s Termination of Service for any reason.
2.2 Duration of Exercisability. The Vesting Schedule is cumulative. Any portion of the Option that vests and becomes exercisable will remain vested and exercisable until the Option expires as set forth in Section 2.3 below. The Option will be forfeited immediately upon its expiration.
2.3 Expiration of Option. The Option may not be exercised to any extent by anyone after, and will expire on, the first of the following to occur:
(a)The final expiration date in the Grant Notice;
(b)Except as the Administrator may otherwise approve, the expiration of three (3) months from the date of Participant’s Termination of Service, unless Participant’s Termination of Service is for: (i) willful failure to perform Participant’s assigned duties for the Company or any Subsidiary, (ii) material breach of any agreement to which Participant and the Company or any Subsidiary are parties, (iii) any act (other than retirement) or omission to act by Participant which may have a material and adverse effect on the business of the Company or any Subsidiary or on Participant’s ability to perform services for the Company or any Subsidiary, including, without limitation, the commission of any crime (other than minor traffic violations) or (iv) any material misconduct or neglect of duties by Participant in connection with the business or affairs of the Company or any Subsidiary (clauses (i) through (iv), “Cause”), or by reason of Participant’s death or Disability;
(c)Except as the Administrator may otherwise approve, the expiration of one (1) year from the date of Participant’s Termination of Service by reason of Participant’s death or Disability; and
(d)Except as the Administrator may otherwise approve, Participant’s Termination of Service for Cause.
ARTICLE II.
EXERCISE OF OPTION; HOLDING PERIOD
3.1 Person Eligible to Exercise. During Participant’s lifetime, only Participant may exercise the Option. After Participant’s death, any exercisable portion of the Option may, prior to the time the Option expires, be exercised by Participant’s Designated Beneficiary as provided in the Plan.
3.2 Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised, in whole or in part, according to the procedures in the Plan or as otherwise provided for by the Administrator at any time prior to the time the Option or portion thereof expires, except that the Option may only be exercised for whole Shares.
3.3 Post-Termination Holding Period. In the event of a Termination of Service for any reason other than a Termination of Service without Cause or by reason of Participant’s death or Disability, Participant will be subject to a holding period through the one (1)-year anniversary of the date of Participant’s Termination of Service, such that Participant may not sell any Shares acquired upon exercise of the Option, net of any Shares held back by the Company or otherwise disposed of by Participant in satisfaction of the Exercise Price or any tax withholding associated with the exercise of the Option, during such time. In the event of a Change in Control during such holding period, the holding period will automatically and immediately expire immediately prior to such Change in Control and will be of no further effect.
ARTICLE IV.
TAXATION AND WITHHOLDING
4.1 Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of the Option and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.
4.2 Tax Withholding.
(a)To the extent that the grant, vesting or exercise of the Option results in compensation income or wages to Participant for U.S. federal, state, local and/or non-U.S. tax purposes, Participant shall make arrangements satisfactory to the Company regarding the payment of, any income tax, social insurance contribution or other applicable taxes that are required to be withheld in respect of the Option. The Company shall be permitted to use any of the methods permitted under Section 9.5 of the Plan to satisfy any tax withholding in connection with this Award, without the need for Participant’s consent.
(b)Participant acknowledges and agrees that Participant is ultimately liable and responsible for all taxes owed in connection with the Option, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the Option. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with any aspect of the Option, including the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired upon exercise of the Option and the receipt of any dividends in respect of such Shares. The Company and the Subsidiaries do not commit and are under no obligation to structure the terms or any aspect of the Option to reduce or eliminate Participant’s tax liability.
4.3 Section 280G. If any payment or benefit that a Participant may receive, whether or not in respect of the Option (“Payment”), would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (i) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (ii) the largest portion, up to and including the total amount, of the Payment, whichever of the amounts determined under (i) and (ii), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Participant’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of cash payments; reduction of employee benefits; and cancellation of accelerated vesting of outstanding equity awards. In the event that acceleration of vesting of outstanding equity awards is to be reduced, such acceleration of vesting shall be undertaken in the reverse order of the date of grant of Participant’s outstanding equity awards. All calculations and determinations made pursuant this Section 4.3 will be made by an independent accounting or consulting firm or independent tax counsel appointed by the Company prior to a Change in Control (the “Tax Counsel”), whose determinations shall be conclusive and binding on the Company and Participant for all purposes. For purposes of making the calculations and determinations required by this Section 4.3, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G of the Code and Section 4999 of the Code. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.
ARTICLE V.
OTHER PROVISIONS
5.1 Adjustments. Participant acknowledges that the Option is subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.
5.2 Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the person entitled to exercise the Option) at Participant’s last known mailing address or email address in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, or when delivered by a nationally recognized express shipping company.
5.3 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
5.4 Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.
5.5 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
5.6 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the Option will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are required for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.
5.7 Entire Agreement. The Plan, the Grant Notice (including any exhibits attached thereto) and this Agreement (including any exhibits attached hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.
5.8 Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
5.9 Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Option, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to the Option, as and when exercised pursuant to the terms hereof.
5.10 Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause.

5.11 Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.
5.12 Insider Trading/Market Abuse Laws. Participant acknowledges that Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect Participant's ability to accept, acquire, sell or attempt to sell, or otherwise dispose of the shares, rights to shares (e.g., the Option) or rights linked to the value of Shares, during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws or regulations in applicable jurisdictions). Applicable insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant placed before possessing inside information. Furthermore, Participant may be prohibited from (i) disclosing insider information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading compliance policy. Participant acknowledges that it is Participant's responsibility to comply with any applicable restrictions, and Participant should speak to Participant's personal advisor on this matter.
5.13 No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of Shares. Participant should consult with Participant’s own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.
5.14 Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Option and on any award or Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons. Participant agrees to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
5.15 Governing Law. The Option and this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, U.S.A., without regard to conflict of laws principles.

* * * * * *

Exhibit B
STOCK OPTION VESTING SCHEDULE
Capitalized terms not specifically defined in this Exhibit B have the meanings specified in the Grant Notice or Exhibit A thereto or, if not defined in the Grant Notice or Exhibit A, in the Plan.
1.Vesting Schedule. The Option will become eligible to vest and become exercisable as follows:
a.The Option will become eligible to vest as to the percentage of the Option set forth in the table below on the date the respective Stock Price Hurdle set forth in the table below is met (with the number of Shares that vest on any such date being rounded down to the nearest whole Share and the Option becoming eligible to vest as to 100% of the Option if all such Stock Price Hurdles are met).  A Stock Price Hurdle shall be met when the volume-weighted average price of a share of Class A Common Stock first meets or exceeds the applicable Stock Price Hurdle for ninety (90) calendar days (the “90-day Average Stock Price”) the within five-year period immediately following the Grant Date (such period, the “Performance Period”).

Stock Price Hurdle	Portion of the Option Vested
$5.00	10%
$7.50	10%
$10.00	20%
$12.50	60%

b.Any portion of the Option that has become eligible to vest in accordance with Section 1(a) will vest on the fifth anniversary of the Grant Date, subject to Participant continuing as a Service Provider through such vesting date.
c.Any portion of the Option that remains unvested as of the day following the fifth anniversary of the Grant Date shall immediately terminate and be forfeited for no consideration on such date.
2.Termination of Service.
a.Except as set forth in this Section 2, in the event of Participant’s Termination of Service during the Performance Period, the Option shall immediately terminate and be forfeited for no consideration as of the date of Participant’s Termination of Service.
b.In the event of Participant’s Termination of Service by reason of Participant’s death or Disability during the Performance Period, the Option will vest as to the number of Shares subject to the Option that have become eligible to vest pursuant to Section 1(a) as of such Termination of Service. Any portion of the Option that does not vest pursuant to this Section 2(b) shall immediately terminate and be forfeited for no consideration as of the date of Participant’s Termination of Service.
c.In the event of Participant’s Termination of Service without Cause during the Performance Period, the Option will vest as to (a) the number of Shares subject to the Option that have become eligible to vest pursuant to Section 1(a), plus (b) in the event the 90-day Average Stock Price is between two of the Stock Price Hurdles on the date of such Termination of Service, and the higher of the two Stock Price Hurdles has not otherwise been achieved during the Performance Period through the date of such Termination of Service, a pro-rated number of Shares that would have become eligible to vest upon achievement of such higher Stock Price Hurdle, determined based on linear interpolation based on the actual 90-day Average Stock Price as of the date of such Termination of Service and the distance between the two Stock Price Hurdles. Any portion of the Option that does not vest pursuant to this Section 2(c) shall immediately terminate and be forfeited for no consideration on the date of Participant’s Termination of Service.
3.Change in Control. In the event of a Change in Control during the Performance Period, any portion of the Option that has become eligible to vest pursuant to Section 1(a) as of such Change in Control shall remain outstanding and eligible to vest pursuant to the terms of this Agreement; provided, that, in the event the Option is not assumed in connection with the Change in Control, the Option will vest as to the number of Shares subject to the Option that have become eligible to vest pursuant to Section 1(a) as of such Change in Control. Any portion of the Option that does not vest pursuant to this Section 3 shall immediately terminate and be forfeited for no consideration on the date of the Change in Control.